Exhibit 5.1

Avocats à la Cour de Paris Solicitors of the Senior Courts of England and Wales	Linklaters LLP 25 rue de Marignan 75008 Paris Telephone (+33) 1 56 43 56 43 Facsimile (+33) 1 43 59 41 96 Palais J 030 Direct Line +33 1 56 43 57 42

To: Innate Pharma S.A. 117, avenue de Luminy 13009 Marseille France
April 26, 2023
Our Ref:	L-218081

Ladies and Gentlemen,
Re. Registration Statement on Form F-3 of Innate Pharma S.A.
1    Introduction and Purpose
1.1    We have acted as French counsel to Innate Pharma S.A., a société anonyme à Directoire et Conseil de Surveillance organised under the laws of France, registered with the Registre du commerce et des sociétés of Marseille under number 424 365 336 (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a prospectus supplement (the “Prospectus Supplement”) to the base prospectus included in the registration statement on Form F-3 (No. 333-252074), filed by the Company with the Commission on January 13, 2021 and was declared effective by the Commission on January 28, 2021. The Prospectus Supplement relates to the registration of up to 23,922,825 ordinary shares of the Company, with a nominal value of €0.05 each (the “Ordinary Shares”) in the form of American Depositary Shares (the “ADSs” and, together with the Ordinary Shares, the “Securities”), with the maximum aggregate public offering price of all such securities to be issued by the Company under the Prospectus Supplement not to exceed $75,000,000, as further described in the Prospectus Supplement.
1.2    In connection with the preparation and filing of the Prospectus Supplement, we have been asked to provide opinions on certain matters, as set out below. We have taken instruction in this regard solely from the Company.
2    French law
This opinion is limited to French law and is given on the basis that it will be governed by and construed in accordance with French law.
3    Scope of inquiry
For the purpose of this opinion, we have examined the documents listed in the Schedule to this opinion.
4    Assumptions
For the purpose of this opinion, we have made the following assumptions:
4.1    the extrait K-bis, the certificat en matière de procédures collectives and the copy of the statuts of the Company examined by us are and, at the time of the issue of the Ordinary Shares, will remain, complete and up-to-date;
4.2    the resolutions authorizing the Company to issue the Ordinary Shares, as they have been adopted, or will be adopted, as the case may be, by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, will be in full force and effect at all times at which the Ordinary Shares are issued by the Company;

4.3    the definitive terms of the issuance of the Ordinary Shares will have been established in accordance with the resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, the Company’s statuts and applicable law;
4.4    the Company will issue and deliver the Ordinary Shares in the manner contemplated in the Prospectus Supplement and the amount of Ordinary Shares will remain within the then applicable limits set forth in the applicable resolutions adopted by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company;
4.5    any purchase, underwriting, placement or similar agreement will constitute legally binding, valid and enforceable obligations of each party thereto under all applicable laws; and
4.6    all Ordinary Shares will be issued in compliance with applicable securities and corporate law.
5    Opinion
Based on the documents referred to in the Schedule and the assumptions in paragraph 4 above and subject to the qualifications in paragraph 6 and to any matters not disclosed to us, we are of the opinion that the Ordinary Shares, when (i) the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, have taken all necessary corporate action to approve the issuance of, and establish the terms of, the offering of the Ordinary Shares and related matters and (ii) issued and delivered in the manner and for the consideration stated in the applicable definitive purchase, underwriting, placement or similar agreement approved by the extraordinary shareholders’ meeting of the Company, the Supervisory Board (Conseil de surveillance) of the Company and the Executive Board (Directoire) of the Company, upon full payment of the consideration provided therein and issuance of the depositary certificate (certificat du dépositaire), will be validly issued, fully paid and non-assessable.
6    Qualifications
This opinion is subject to the following qualifications:
6.1    without limiting the generality of the foregoing, we have made no investigation as to the accuracy and exhaustiveness of the facts (including statements of foreign law) contained in any of the documents listed in the Schedule to this opinion;
6.2    this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors' proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and
6.3    it should be noted that notice of any change affecting the status of the Company may not be filed immediately with the Registre du commerce et des sociétés and as a consequence may not immediately appear on the extrait K-bis. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.
7    Reliance

7.1    This opinion is addressed to you solely for your benefit in connection with the Prospectus Supplement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Prospectus Supplement) or filed with anyone without our prior written express consent.
7.2    We hereby consent to the filing with the Commission of this opinion as Exhibit 5.1 to the Form 6-K to be filed by the Company with the Commission in connection with the Prospectus Supplement, and to the reference to Linklaters LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/S/ Bertrand Sénéchal

Bertrand Sénéchal
Avocat à la Cour
Linklaters LLP

SCHEDULE
1    A copy of the statuts of the Company as at November 7, 2022.
2    The Extrait K-bis relating to the Company, issued by the Registre du commerce et des sociétés of Marseille dated as of April 23, 2023.
3    The certificat en matière de procédures collectives of the Company issued by the Registre du commerce et des sociétés of Marseille dated April 24, 2023.
4    A copy of the Registration Statement and of the Prospectus Supplement.